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Exhibit 99.2

September 25, 2019

Board of Directors
Genomic Health, Inc.
301 Penobscot Drive
Redwood City, CA 94063

Re:
Amendment No. 1 to Registration Statement on Form S-4 of
Exact Sciences Corporation filed September 25, 2019 (File No. 333-233538)
("Amendment No. 1 to Registration Statement")

Ladies and Gentlemen:

        Reference is made to our opinion letter, dated July 28, 2019 ("Opinion Letter"), with respect to the fairness from a financial point of view to the holders (other than Exact Sciences Corporation ("Parent") and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share, of Genomic Health, Inc. (the "Company"), of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 28, 2019 (the "Agreement"), by and among Parent, Spring Acquisition Corp., a direct or indirect wholly owned subsidiary of Parent, and the Company.

        The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that Parent and the Company have determined to include our opinion in the Amendment No. 1 to Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions "Summary—Opinion of Genomic Health's Financial Advisor," "The Merger—Background of the Merger," "The Merger—Genomic Health Board of Directors' Recommendation and Reasons for the Merger" and "The Merger—Opinion of Genomic Health's Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Amendment No. 1 to Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of Amendment No. 1 to Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GOLDMAN SACHS & CO. LLC (GOLDMAN SACHS & CO. LLC)

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  Exhibit 99.2